Exhibit 2.1

Takeover bid implementation deed

Archer Daniels Midland Company
GrainCorp Limited

Contents	Page

1	Defined terms and interpretation	1

2	Condition precedent	1

3	Agreed public announcements	3

4	Facilitating the Bid	3

5	Terms of the Offer	5

6	Recommendation	8

7	Conduct of business, access and board changes	9

8	Exclusivity and Disposal standstill	12

9	Public announcements	14

10	Representations and Warranties	14

11	Releases	16

12	Termination	17

13	Confidentiality	18

14	Duty, costs and expenses	18

15	GST	18

16	Notices	19

17	General	20

Schedule 1 – Dictionary		23

Schedule 2 – Agreed Bid Terms		33

Schedule 3 – GrainCorp securities		37

Execution page		38

Attachment A – GrainCorp Public Announcement

Attachment B – ADM Public Announcement

Date: 25 April 2013

Parties

1	Archer Daniels Midland Company of 4666 Faries Parkway, Decatur, Illinois 62526 USA (ADM)

2	GrainCorp Limited ACN 057 186 035 of Level 26, 175 Liverpool Street, Sydney NSW 2000 (GrainCorp)

Background

A	ADM proposes to make the Bid through ADM Australia.

B
The GrainCorp Directors propose to recommend that GrainCorp Shareholders accept the Offer in respect of their GrainCorp Shares, in the absence of a Superior Proposal and subject to: (i) the Independent Expert concluding in the Independent Expert’s Report that the Offer is both fair and reasonable; and (ii) the Regulatory Conditions being satisfied or waived before the 31 December Deadline.

C	The parties have agreed to certain matters in relation to the conduct of the Bid as set out in this deed.

The parties agree

1	Defined terms and interpretation

	1.1	Definitions in the Dictionary

A term or expression:

(a) which is defined in the dictionary in Schedule 1 (Dictionary), has the meaning given to it in the Dictionary; and

(b) which is defined in the Corporations Act, but is not defined in the Dictionary, has the meaning given to it in the Corporations Act.

	1.2	Interpretation

The interpretation clause in Schedule 1 sets out rules of interpretation for this deed.

2	Condition precedent

	(a)	Notwithstanding any other provision of this deed, ADM will not be required to make the Bid if it gives a Termination Notice to GrainCorp under this clause 2.

(b)
No later than 5:00pm on 25 April 2013 (Due Diligence Commencement Date), GrainCorp must provide those Representatives of ADM, as nominated in writing by ADM prior to execution of this deed (Nominated Representatives), with access to the Due Diligence Materials in accordance with the Due Diligence Plan.

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(c)	During the Due Diligence Condition Period, GrainCorp must:

	(i)	provide to the Nominated Representatives access to the Due Diligence Materials on a 24 hour a day basis;

(ii)
provide assistance as is reasonably (having regard to the period in which the review of the Due Diligence Materials is to be conducted) requested by ADM for the purposes of ADM’s review of the Due Diligence Materials;

	(iii)	ensure GrainCorp senior executives and management are available for interviews with ADM in accordance with the interview schedule outlined in the Due Diligence Plan;

	(iv)	provide access to the GrainCorp sites that have been specified in the Due Diligence Plan in accordance with the site visit schedule outlined in the Due Diligence Plan;

	(v)	respond to reasonable questions by ADM that are reasonably related to the Due Diligence Materials in accordance with the Due Diligence Plan; and

	(vi)	commit the necessary resources in order to ensure it can meet its obligations under clauses 2(c)(i) to 2(c)(v) above.

(d)	ADM may give a Termination Notice to GrainCorp at any time before the Termination Notice Deadline if:

	(i)	ADM, acting reasonably and in good faith, identifies one or more matters in the Due Diligence Information which:

		(A)	were not known to ADM before entering into this deed; or

(B)
were known to ADM before entering into this deed but the import or significance of which to ADM would have been materially different if considered together with one or more additional matters identified by ADM in the Due Diligence Information which were not known to it before entering into this deed, and which would have caused it to either:

		(C)	not be prepared to make the Bid; or

		(D)	only be prepared to make the Bid on terms (taken as a whole) materially less favourable to GrainCorp Shareholders than the Agreed Bid Terms (taken as a whole); or

	(ii)	GrainCorp materially breaches clause 2(b) or 2(c) of this deed.

(e)	ADM acknowledges and agrees that:

(i)
the only circumstances in which it may give a Termination Notice are the circumstances contemplated in clause 2(d), and if it purports to give a Termination Notice in any other circumstance (including by purporting to give a Termination Notice after the Termination Notice Deadline), it will be deemed that a Termination Notice has not been given under this clause 2; and

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	(ii)	if a Termination Notice is not given to GrainCorp by the Termination Notice Deadline, ADM must make the Bid in accordance with the terms of this deed.

(f)
This deed will automatically terminate if ADM gives a Termination Notice to GrainCorp under this clause 2.  On such termination, clause 12.5 will apply, provided that this is without prejudice to any rights or claims which GrainCorp may have in respect of any purported termination of this deed by ADM in breach of this clause 2.

3	Agreed public announcements

	(a)	As soon as practicable after execution of this deed, GrainCorp must issue the GrainCorp Public Announcement and ADM must issue the ADM Public Announcement.

(b)
If ADM does not give a Termination Notice to GrainCorp under clause 2, each party must, as soon as practicable after the Termination Notice Deadline, issue a public announcement confirming that a Termination Notice has not been so given, with such announcement to be in a form agreed to by the other party (acting reasonably).

4	Facilitating the Bid

	4.1	Agreement to make the Bid

(a)
ADM agrees to make the Bid on the Agreed Bid Terms and on the basis that the Offers will be made by ADM Australia.  Where applicable, references in this deed to “ADM” will be read as “ADM Australia”, provided that this will not derogate from any of the rights or obligations of ADM under this deed.  Where references are to be read in this way in respect of:

(i) a right exercisable by ADM under this deed (including under clause 5.3), that right may be exercised by ADM Australia; and

(ii)
an obligation imposed on ADM by this deed (including under clause 5.5(c)), ADM must procure that ADM Australia complies with that obligation as if it was imposed on ADM Australia, and ADM will be deemed to have breached that obligation if it fails to procure such compliance by ADM Australia.

(b)
Without limiting clause 4.1(a)(ii), ADM agrees to procure that ADM Australia complies with its obligations in respect of the Offer, including its obligation to provide the consideration in accordance with the terms of the Offer and its other obligations under applicable law.

		(c)	Each party agrees to use reasonable endeavours to implement the Transaction as soon as practicable after the date of this deed.

	4.2	Bidder’s Statement and Target’s Statement

		(a)	ADM must:

(i)
give GrainCorp a reasonable opportunity (and, in any event, no less than five Business Days) to review an advanced draft of the Bidder’s Statement prior to lodgement of the Bidder’s Statement with ASIC;

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		(ii)	(acting in good faith) consider any comments provided by GrainCorp or its Representatives; and

(ii)
prior to lodgement of the Bidder’s Statement with ASIC, obtain GrainCorp’s written consent to the inclusion of information relating to the GrainCorp Group in the Bidder’s Statement in the form and context in which it appears (such consent not to be unreasonably withheld or delayed).

If requested in writing by ADM, GrainCorp must, in any consent given under clause 4.2(a)(iii), confirm that the information which is the subject of that consent is factually accurate and, in the form and context in which it appears, is not materially misleading or deceptive.

	(b)	GrainCorp must:

		(i)	give ADM a reasonable opportunity (and, in any event, no less than five Business Days) to review an advanced draft of the Target’s Statement prior to lodgement of the Target’s Statement with ASIC;

		(ii)	(acting in good faith) consider any comments provided by ADM or its Representatives; and

(iii)
prior to lodgement of the Target’s Statement with ASIC, obtain ADM’s written consent to the inclusion of information relating to the ADM Group in the Target’s Statement in the form and context in which it appears (such consent not to be unreasonably withheld or delayed).

If requested in writing by GrainCorp, ADM must, in any consent given pursuant to clause 4.2(b)(iii), confirm that the information which is the subject of that consent is factually accurate and, in the form and context in which it appears, is not materially misleading or deceptive.

(c)
Each party agrees to provide the other party with such information as may be reasonably requested by the other party to assist the other party in the preparation of the Bidder’s Statement or the Target’s Statement (as applicable), but only to the extent that the provision of such information would not breach any legal or equitable obligation of confidentiality owed to any third party by the first-mentioned party or any of its Related Bodies Corporate.

	(d)	Each party agrees to assist the other party and co-operate to facilitate and arrange the dispatch of the Bidder’s Statement and Target’s Statement on the same date and in the same mailing.

(e)
Without limiting clause 4.1(c), GrainCorp agrees (by authority of the GrainCorp Directors) that the Offers and accompanying documents to be sent by ADM under item 6 of section 633(1) of the Corporations Act may be sent up to 14 days earlier than the earliest date for sending under item 6 of section 633(1) of the Corporations Act.

4.3	Independent Expert’s Report

	(a)	ADM acknowledges that GrainCorp will obtain an Independent Expert’s Report which will be sent to GrainCorp Shareholders together with the Target’s Statement.

(b)
GrainCorp must, subject to the consent of the Independent Expert and ADM signing any agreement required by the Independent Expert, provide a draft of the Independent Expert’s Report to ADM for the sole purpose of confirming factual accuracy (it being understood and agreed by ADM that any such draft will not include any details of the Independent Expert’s opinions, views or valuations nor any related analysis or commentary).

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5	Terms of the Offer

	5.1	Conditions generally

		(a)	The Offer will be subject to the Conditions set out in the Agreed Bid Terms.

(b)
Each party must, to the extent within its power, use reasonable endeavours to ensure that the Conditions are satisfied as soon as practicable after the date of this deed (if applicable) and that no Conditions are breached or not satisfied.

(c)
If a party becomes aware of any fact or event which would cause, or would be reasonably likely to cause, any of the Conditions to be breached or not satisfied, that party must immediately notify the other party of the relevant fact or event in writing.

	5.2	Regulatory Conditions

(a)
In this deed, the Required Regulatory Approvals are the clearances, approvals and notifications that the parties agree are required to be obtained or given to avoid the acquisition of GrainCorp Shares under the Offer breaching any competition, foreign investment or other industry regulatory laws, as amended from time to time in accordance with this clause 5.2(b).

		(b)	Each party agrees that, if it forms the view that any clearance, approval or notification:

			(i)	is required to be obtained or given to avoid a breach of the kind described in clause 5.2(a), but is not at that time a Required Regulatory Approval; or

			(ii)	that is at that time a Required Regulatory Approval, is not required to be obtained or given to avoid a breach of the kind described in clause 5.2(a),

then:

			(iii)	it will promptly notify the other party in writing and will reasonably assist the other party to understand the basis of its view; and

(iv)
if the other party (acting reasonably and in good faith) forms the same view, then the relevant clearance, approval or notification will be (in the case of clause 5.2(b)(i)), or cease to be (in the case of clause 5.2(b)(ii)), a Required Regulatory Approval, as appropriate.

		(c)	In relation to the Regulatory Approval Condition, ADM must, in the Bidder’s Statement:

			(i)	set out details of any Required Regulatory Approvals that have been agreed between the parties prior to finalisation of the Bidder’s Statement pursuant to clause 5.2(b); and

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	(ii)	include statements to the effect of the following:

		(A)	that ADM will waive the Regulatory Approval Condition if each of the Required Regulatory Approvals is obtained or given (as applicable); and

(B)
that if any Required Regulatory Approval is a clearance or approval, ADM will treat it as having been obtained or given (as applicable) if it is granted on an unconditional basis or if any applicable waiting periods expire.

(d)	Subject to clause 5.2(e), each party must, acting in good faith and except to the extent prohibited by a Governmental Agency:

	(i)	keep the other party informed of the progress towards satisfaction of the Regulatory Conditions;

	(ii)	promptly notify the other party of:

		(A)	all material communications between it and a Governmental Agency in connection with the Transaction (including all written submissions); and

		(B)	any material Regulatory Matter of which it becomes aware;

	(iii)	promptly provide the other party with copies of all material communications referred to in clause 5.2(d)(ii) (where written);

(iv)
before sending any submission or material correspondence to a Governmental Agency in connection with any Regulatory Matter, consult with the other party in relation to, and provide the other party with a draft copy of, such submission or correspondence as soon as practicable and consider in good faith any reasonable comments received from the other party in relation to such submission or correspondence;

(v)
respond to reasonable requests for information that are made in connection with any Regulatory Matter at the earliest practicable time, whether such requests are made by a Governmental Agency or by the other party; and

(vi)
furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission with respect to any Required Regulatory Approval.

(e)
Before providing any document or other information to the other party (in this clause 5.2(e), the Recipient) pursuant to clause 5.2(d), a party (in this clause 5.2(e), the Discloser) may redact any part of that document, or not disclose any part of that information, which contains or is confidential, non-public information (Sensitive Confidential Information) if the Discloser reasonably believes that:

	(i)	the Sensitive Confidential Information is of a commercially sensitive nature; or

(ii)
the disclosure of the Sensitive Confidential Information to the Recipient would be damaging to the commercial or legal interests of the Discloser or any of its Related Bodies Corporate, and may provide the document or disclose the information to the Recipient with any Sensitive Confidential Information redacted or excluded, provided that, where Sensitive Confidential Information is so redacted or excluded, the Discloser must provide the Recipient with as much detail about the relevant communication, submission or correspondence (and any other relevant circumstances) as is reasonably possible without disclosing Sensitive Confidential Information.

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5.3	Varying the Offer

Subject to the Corporations Act and clause 5.5(c), ADM may:

	(a)	vary the terms of the Offers in any manner which is permitted by the Corporations Act; or

	(b)	declare the Offers to be free from any Condition or extend the Offer Period at any time.

5.4	GrainCorp Share and Performance Rights

The Offer will extend to any GrainCorp Shares that are issued during the Offer Period pursuant to the vesting or exercise of GrainCorp Share and Performance Rights in existence at the Register Date.  ADM agrees to, in each case as soon as practicable:

	(a)	seek from ASIC a modification to section 617(2) of the Corporations Act to permit the Offer to extend to such GrainCorp Shares (to the extent that such a modification is required); and

	(b)	notify GrainCorp in writing after any such modification has been obtained (including by providing GrainCorp with a copy of the relevant ASIC instrument(s)).

5.5	Permitted Dividends

	(a)	GrainCorp agrees that, other than any Permitted Dividend, it will not announce, determine as payable, declare or pay any other distribution until the end of the Covenant Period.

(b)
ADM must notify GrainCorp in writing at least 10 Business Days before it intends to free the Offer from the last of the Conditions remaining outstanding (Outstanding Conditions) such that the Offer becomes unconditional (with the date on which GrainCorp receives such notification being the Conditions Notification Date).

	(c)	ADM agrees that:

(i) it will not free the Offer from the Prescribed Occurrences Condition before the date which is 10 Business Days after the Conditions Notification Date; and

(ii) it will free the Offer from the Outstanding Conditions such that the Offer becomes unconditional on the date which is 11 Business Days after the Conditions Notification Date,

provided that this clause 5.5(c) will cease to apply if there is a breach of any Outstanding Condition after the Conditions Notification Date and such breach is not waived by ADM (in its absolute discretion).

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(d)
The Earnings Dividend may only relate to one or more Applicable Months and may only be announced, declared, determined or paid if the net profit after tax of the GrainCorp Group over the Applicable Period was positive.

(e)
GrainCorp agrees that, before the Earnings Dividend is announced, declared, determined or paid, it must deliver to ADM a certificate signed by the chief executive officer and chief financial officer of GrainCorp warranting on behalf of GrainCorp that:

	(i)	the net profit after tax of the GrainCorp Group over the Applicable Period was positive; and

	(ii)	they have acted in good faith and made due inquiries to confirm that the net profit after tax of the GrainCorp Group over the Applicable Period was positive.

(f)
ADM acknowledges that GrainCorp intends to seek a class ruling on behalf of GrainCorp Shareholders from the ATO in relation to the payment of any Permitted Dividend, which ruling may (without limitation) seek to confirm that:

	(i)	GrainCorp Shareholders are not precluded from entitlement to the franking credits and associated tax offset attached to the Permitted Dividend;

	(ii)	the amount of the capital proceeds received by GrainCorp Shareholders in respect of the Offer excludes the amount of the Permitted Dividend; and

(iii)
the Commissioner of Taxation will not make a determination under section 204-30(3)(c) of the Income Tax Assessment Act 1997 (Cth) or section 177EA(5)(b) of the Income Tax Assessment Act 1936 (Cth) to deny any franking benefits on the Permitted Dividend.

It is understood and agreed by both parties that receipt of such a class ruling will not be a condition to the announcement, declaration, determination and/or payment of any Permitted Dividend.

6	Recommendation

	(a)	GrainCorp represents and warrants to ADM that each GrainCorp Director has confirmed that, subject to ADM not giving a Termination Notice to GrainCorp under clause 2, he or she will:

		(i)	recommend that GrainCorp Shareholders accept the Offer in respect of their GrainCorp Shares (Recommendation); and

		(ii)	not withdraw or change his or her Recommendation,

in each case in the absence of a Superior Proposal and subject to:

		(iii)	the Independent Expert concluding in the Independent Expert’s Report that the Offer is both fair and reasonable; and

		(iv)	the Regulatory Conditions being satisfied or waived before 7:00pm on 31 December 2013 (31 December Deadline).

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(b)	To avoid doubt and subject to clause 8.2 (if applicable), any GrainCorp Director may withdraw or change his or her Recommendation in the event that:

	(i)	a Superior Proposal emerges;

	(ii)	the Independent Expert concludes in the Independent Expert’s Report (or in any written update to that report) that the Offer is either not fair or not reasonable;

	(iii)	any of the Regulatory Conditions have not been satisfied or waived by the 31 December Deadline; or

	(iv)	he or she ceases to be of the view that the Offer is in the best interests of GrainCorp Shareholders.

(c)
Subject to ADM not giving a Termination Notice to GrainCorp under clause 2, GrainCorp will ensure that any public announcement issued by it pursuant to clause 3(b) will set out the Recommendation of the GrainCorp Directors.

7	Conduct of business, access and board changes

	7.1	Conduct of business

		(a)	During the Covenant Period, GrainCorp must use reasonable endeavours to procure that the business of the GrainCorp Group is conducted in the ordinary course.

		(b)	Without limiting clause 7.1(a) and subject to the other parts of this clause 7.1, during the Covenant Period, GrainCorp must not and must procure that its Related Bodies Corporate do not:

(i)
dispose or agree to dispose of any companies, businesses, assets (other than sales of inventory in the ordinary course of business) or entities (or any interest in any of the foregoing), the value or aggregate value (or, if greater, the price or aggregate price) of which exceeds $75 million, to any person other than a member of the GrainCorp Group;

(ii)
acquire or agree to acquire any companies, businesses, joint ventures, partnerships or entities (or any interest in any of the foregoing), the value or aggregate value of which or consideration for which, exceeds $75 million, from any person other than a member of the GrainCorp Group;

			(iii)	other than in accordance with the Capital Expenditures Plan, commit to or undertake any capital expenditure in respect of an individual project where:

(A)
such expenditure has resulted or would result in the amount of expenditure that has been committed to or undertaken in respect of that project by the GrainCorp Group following the date of this deed exceeding $25 million; or

				(B)	such expenditure has resulted or would result in the aggregate amount of such capital expenditures in respect of GrainCorp Group following the date of this deed exceeding $50 million;

(iv)
enter into any contract or commitment (other than a commodity supply contract or a freight or haulage contract) involving expenditure of more than $20 million on an annual basis, other than any capital expenditure that would be permitted by clause 7.1(b)(iii);

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	(v)	enter into any positions or contracts to manage trading risk other than in accordance with the policies and procedures approved in writing by ADM prior to execution of this deed;

	(vi)	either:

		(A)	enter into a new employment contract with a potential employee of the GrainCorp Group (other than to replace any person who has ceased to be an employee of the GrainCorp Group); or

		(B)	amend in any material respect an employment contract of an existing employee of the GrainCorp Group (other than as part of any annual salary review conducted in the ordinary course),

where the total annual employment costs (including any bonus) of that potential or existing employee is more than $400,000;

	(vii)	settle any legal proceedings, claim, investigation, arbitration or other like proceeding where the amount claimed by or against a member of the GrainCorp Group exceeds $15 million; or

	(viii)	incur any indebtedness or issue any debt securities, other than:

		(A)	any draw down within existing limits of any existing debt facility;

		(B)	trade credit in the ordinary course of business;

		(C)	indebtedness to a member of the GrainCorp Group;

		(D)	renewing or replacing existing working capital or inventory facilities with facilities for substantially the same amount and term; or

		(E)	renewing or replacing any other existing debt facilities for no greater an amount than the amount of such existing facilities.

(c)	Nothing in clause 7.1(a) or 7.1(b) restricts the ability of any member of the GrainCorp Group to act in a manner which:

	(i)	is required or permitted by this deed or the Transaction;

	(ii)	is required by law or by an order of a court or Governmental Agency; or

	(iii)	has been consented to in writing by ADM (such consent not to be unreasonably withheld).

(d)	Notwithstanding any other provision of this deed (including clauses 7.1(a) and 7.1(b)), GrainCorp may:

(i)
obtain director and officer run-off insurance in respect of the GrainCorp Directors (and former directors of GrainCorp) for a period of 7 years from the retirement date of each such director and on terms consistent with the past practice of GrainCorp;

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	(ii)	issue or grant GrainCorp Share and Performance Rights:

		(A)	in accordance with, or in satisfaction of, existing contractual entitlements at the Announcement Date; or

		(B)	in a manner consistent with the past practice of GrainCorp (including granting GrainCorp Share and Performance Rights taking the form of deferred cash awards),

provided that any GrainCorp Share and Performance Rights so issued or granted must not require GrainCorp to issue any GrainCorp Shares (whether upon exercise or vesting or otherwise);

(iii)
procure (through the exercise of discretion conferred on the GrainCorp Board where the GrainCorp Board considers it appropriate in the circumstances to exercise such discretion) that GrainCorp Share and Performance Rights vest on a change of control (as defined in the relevant GrainCorp Employee Share Plan);

(iv)
if there is a Change of Control in a particular Financial Year (Relevant Financial Year), pay such cash bonus to any employee of the GrainCorp Group as the GrainCorp Board considers appropriate in the circumstances, provided that, the amount of such cash bonus must be:

		(A)	based on the proportion of the Relevant Financial Year that has elapsed at the time of the Change of Control;

		(B)	consistent with the performance of that employee during the elapsed part of the Relevant Financial Year; and

		(C)	consistent with the past practice of GrainCorp with respect to the payment of cash bonuses other than in respect of timing,

and provided that this clause 7.1(d)(iv) will not apply to any GrainCorp Share and Performance Right;

	(v)	take, or procure the taking of, any action (including undertaking or agreeing to undertake capital expenditure) contemplated by the Capital Expenditures Plan ;

	(vi)	fund any Permitted Dividend by any means determined by the GrainCorp Board, which may involve (without limitation):

		(A)	utilising existing cash reserves and/or drawing down funds from existing debt facilities; and/or

		(B)	agreeing to and utilising new debt facilities and/or other sources of funding on arms length terms; and

	(vii)	subject to clauses 5.5(d) and 5.5(e) (if applicable), announce, determine as payable, declare or pay any Permitted Dividend.

(e)	To avoid doubt, no expenditure contemplated by the Capital Expenditures Plan will count towards the calculation of any threshold in clause 7.1.

(f)	In this deed, unless the context requires otherwise, references to the business of the GrainCorp Group are to that business taken as a whole.

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7.2	Access

From the date on which the Offer is declared or becomes unconditional until the end of the Covenant Period, GrainCorp must use reasonable endeavours to procure that, where requested, ADM is provided with reasonable access to information, premises and senior executives of the GrainCorp Group, provided that such access would not, in the opinion of GrainCorp (acting in good faith), cause undue disruption to the business of the GrainCorp Group.

7.3	Board changes

	(a)	Subject to clause 7.3(b), GrainCorp must procure that, no later than five Business Days after a Change of Control, the following things happen:

		(i)	those persons nominated by ADM are appointed to the GrainCorp Board and the boards of other members of the GrainCorp Group, provided that:

			(A)	such persons sign consents to act as a director of the relevant member(s) of the GrainCorp Group in a form satisfactory to GrainCorp (acting reasonably); and

			(B)	such consents to act have been provided to GrainCorp; and

(ii)
those GrainCorp Directors and directors of other members of the GrainCorp Group, as nominated by ADM, resign as a director of the relevant member(s) of the GrainCorp Group without any liability to such member(s).

	(b)	GrainCorp’s obligations under clause 7.3(a) are subject to the following:

		(i)	until the end of the Offer Period, there must be at least three members of the GrainCorp Board who are not nominees of ADM or its Associates;

		(ii)	ADM must procure that its nominees on the GrainCorp Board do not participate in any discussions or decisions of that board which relate to the Bid during the Offer Period; and

		(iii)	GrainCorp will not be required to procure any change to the board of any member of the GrainCorp Group:

			(A)	if that change would result in the composition of that board ceasing to comply with the constitution of the relevant company or any applicable law; or

			(B)	to the extent such change involves a Cargill Nominee or requires the consent or approval of Cargill or any Related Body Corporate of Cargill.

8	Exclusivity and Disposal standstill

	8.1	No-shop

(a)
During the Exclusivity Period, GrainCorp must ensure that neither it nor any of its Representatives directly or indirectly invites, initiates or solicits any Competing Proposal or any approach, inquiry or expression of interest which would reasonably be expected to lead to a Competing Proposal.

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(b) Nothing in clause 8.1(a) prevents GrainCorp from:

(i)
continuing to make normal presentations to, and continuing to respond to enquiries from, brokers, portfolio investors and analysts in the ordinary course in relation to the business of the GrainCorp Group generally; or

(ii)
taking or procuring any action in relation to any Competing Proposal that is not invited, initiated or solicited in breach of clause 8.1(a), provided that this will not derogate from GrainCorp’s obligations under clause 8.2.

8.2	ADM opportunity to match

During the Exclusivity Period, GrainCorp:

(a)
must not enter into any legally binding agreement or arrangement in relation to the implementation of any Competing Proposal (excluding any agreement or arrangement the purpose of which is to regulate the disclosure of confidential information); and

(b) must procure that the GrainCorp Board collectively does not, and that the GrainCorp Directors individually do not, change or withdraw their Recommendation to publicly recommend a Competing Proposal, unless:

(c)
GrainCorp has provided ADM with written notice of the material terms and conditions of the Competing Proposal, including price and the identity of the relevant person making or proposing the Competing Proposal; and

(d)
ADM has not, within two days after ADM’s receipt of the notification given by GrainCorp under clause 8.2(c), given written notice to GrainCorp in respect of a proposal which the GrainCorp Board considers, acting in good faith and after taking advice from GrainCorp’s legal and financial advisers, would, if implemented in accordance with its terms, result in an outcome for GrainCorp Shareholders that is as favourable as or more favourable than the outcome that would result from implementation of the Competing Proposal.

8.3	Disposal standstill

From the date of this deed until 31 December 2013, ADM must not, and must procure that its Associates do not, without the prior written consent of GrainCorp, Dispose of, or agree or offer to Dispose of, any GrainCorp Shares in which it has a Relevant Interest as at the date of this deed.

8.4	Legal advice

GrainCorp acknowledges that it has received legal advice on this deed and the operation of this clause 8.

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9	Public announcements

(a)
Subject to clause 9(b), before a party makes any public announcement where the predominant (but not necessarily the sole) focus of that public announcement is the Bid or the subject matter of this deed, that party must:

		(i)	provide the other party with a draft copy of, and a reasonable opportunity to comment on, such public announcement; and

		(ii)	(acting in good faith) consider any comments provided by the other party or its Representatives.

(b)
A party will only be required to comply with clause 9(a) if and to the extent that compliance would not, in the reasonable opinion of that party, be likely to result in that party breaching its continuous disclosure obligations or any other applicable law, rule or regulation.

10	Representations and Warranties

	10.1	ADM Representations and Warranties

ADM represents and warrants to GrainCorp that:

		(a)	(validly existing) it is a validly existing corporation registered under the laws of its place of incorporation;

		(b)	(power) it has full corporate power and lawful authority to execute, deliver and perform this deed;

(c)
(corporate action) it has taken all necessary corporate action to authorise the entry into this deed and has taken or will take all necessary corporate action to authorise the performance of this deed;

		(d)	(binding) this deed is a valid and binding obligation enforceable against it in accordance with its terms; and

		(e)	(performance) the execution and performance by it of this deed did not and will not violate or breach any provision of:

(i) a law or treaty or a judgment, ruling, order or decree binding on it; or

(ii) its constituent documents.

	10.2	GrainCorp Representations and Warranties

GrainCorp represents and warrants to ADM that:

		(a)	(validly existing) it is a validly existing corporation registered under the laws of its place of incorporation;

		(b)	(power) it has full corporate power and lawful authority to execute, deliver and perform this deed;

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(c)
(corporate action) it has taken all necessary corporate action to authorise the entry into this deed and has taken or will take all necessary corporate action to authorise the performance of this deed;

	(d)	(binding) this deed is a valid and binding obligation enforceable against it in accordance with its terms;

	(e)	(performance) the execution and performance by it of this deed did not and will not violate or breach any provision of:

(i) a law or treaty or a judgment, ruling, order or decree binding on it; or

(ii) its constitution;

	(f)	(capital structure) as at the date of this deed, its capital structure is as set out in Schedule 3 and, other than as set out in Schedule 3:

(i)
it has not issued any other GrainCorp Shares or other securities, rights or instruments which are still outstanding and which may convert into, or give the holder the right to be issued, GrainCorp Shares; and

(ii) it is not under any obligation to issue, and no person has any right to require or call for the issue of, any GrainCorp Shares or other securities, rights or instruments issuable by GrainCorp;

	(g)	(employee share plans) Schedule 3 sets out all GrainCorp Employee Share Plans as at the date of this deed; and

(h)
(continuous disclosure) as at the date of this deed, it has complied in all material respects with its continuous disclosure obligations under the Listing Rules and the Corporations Act, and is not withholding any information from disclosure relying on Listing Rule 3.1A (other than information in relation to the proposed Transaction).

10.3	Qualifications to GrainCorp Representations and Warranties

The GrainCorp Representations and Warranties are subject to matters which:

	(a)	have been set forth in the GrainCorp Disclosure Letter; or

	(b)	have been consented to in writing by ADM.

10.4	Severability of Representations and Warranties

Each Representation and Warranty is severable.

10.5	Timing of Representations and Warranties

Except for the GrainCorp Representations and Warranties in clauses 10.2(f), 10.2(g) and 10.2(h), which are only given at the date of this deed, each Representation and Warranty is given:

	(a)	at the date of this deed; and

	(b)	at the Termination Notice Deadline (provided that ADM does not give a Termination Notice to GrainCorp under clause 2).

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11	Releases

	11.1	Release of GrainCorp Indemnified Parties

(a)
Subject to clause 11.1(b), ADM releases any and all rights that it may have, and agrees with GrainCorp that it will not make any claim, against any GrainCorp Indemnified Party in connection with the Transaction, including in respect of:

			(i)	any breach of any covenant, representation or warranty given by GrainCorp under this deed;

			(ii)	any disclosures containing any statement which is false or misleading (whether by omission or otherwise); or

			(iii)	any failure to provide information,

except where a GrainCorp Indemnified Party has not acted in good faith, has acted dishonestly or has engaged in wilful misconduct.  To avoid doubt, nothing in this clause 11.1(a) limits the rights of ADM to terminate this deed under clause 12 nor the rights that GrainCorp may have against any GrainCorp Indemnified Party.

		(b)	The release in clause 11.1(a) is subject to any restriction imposed by law and will be read down to the extent that any such restriction applies.

		(c)	GrainCorp receives and holds the benefit of clause 11.1(a) as trustee for the GrainCorp Indemnified Parties.

	11.2	Release of ADM Indemnified Parties

(a)
Subject to clause 11.2(b), GrainCorp releases any and all rights that it may have, and agrees with ADM that it will not make any claim, against any ADM Indemnified Party in connection with the Transaction, including in respect of:

			(i)	any breach of any covenant, representation or warranty given by ADM under this deed;

			(ii)	any disclosures containing any statement which is false or misleading (whether by omission or otherwise); or

			(iii)	any failure to provide information,

except where an ADM Indemnified Party has not acted in good faith, has acted dishonestly or has engaged in wilful misconduct.  To avoid doubt, nothing in this clause 11.2(a) limits the rights of GrainCorp to terminate this deed under clause 2 or 12.

		(b)	The release in clause 11.2(a) is subject to any restriction imposed by law and will be read down to the extent that any such restriction applies.

		(c)	ADM receives and holds the benefit of clause 11.2(a) as trustee for the ADM Indemnified Parties.

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12	Termination

	12.1	Termination by either party

Either party may terminate this deed by written notice to the other party if:

(a) the other party commits a material breach of this deed, provided that:

(i) it has given written notice to the other party setting out the relevant circumstances and stating an intention to terminate this deed; and

(ii) the relevant circumstances have continued to exist for five Business Days from the time such notice is given; or

(b) the Offers are withdrawn in accordance with section 652B of the Corporations Act.

Termination under clause 12.1(a) will take effect at the expiry of the period referred to in clause 12.1(a)(ii), and termination under clause 12.1(b) will take effect immediately upon notice being given.

	12.2	Termination by ADM

ADM may terminate this deed, with immediate effect, by notice in writing to GrainCorp if:

(a) any of the GrainCorp Directors:

(i) publicly withdraw or change their Recommendation; or

(ii) publicly recommend a Competing Proposal; or

(b) GrainCorp enters into any implementation (or similar) agreement in relation to a Competing Proposal.

	12.3	Termination by GrainCorp

GrainCorp may terminate this deed, with immediate effect, by notice in writing to ADM if:

(a) a majority of the GrainCorp Directors:

(i) publicly withdraw or change their Recommendation; or

(ii) publicly recommend a Competing Proposal,

in any of the circumstances contemplated in clause 6(b); or

(b) any of the Regulatory Conditions is not satisfied by the 31 December Deadline.

	12.4	Automatic termination

This deed will automatically terminate on the End Date.

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12.5	Effect of termination

If this deed is terminated in accordance with clause 2(f) or this clause 12, this deed will cease to have force and effect without any liability or obligation on the part of any party, except that:

(a) this clause 12.5 and clauses 1, 8.3, 11, 14, 15, 16 and 17, and Schedule 1, will survive termination; and

(b)
each party will retain any rights and remedies that accrued prior to termination, including any rights and remedies in respect of any past breach of this deed or (if applicable) in respect of the breach giving rise to termination.

13	Confidentiality

Each party acknowledges and agrees that nothing in this deed derogates from the rights and obligations of the parties under the Confidentiality Deed, provided that this deed prevails to the extent of any inconsistency with the Confidentiality Deed.

14	Duty, costs and expenses

	14.1	Stamp duty

ADM:

(a) must pay all stamp duties and any related fines and penalties in respect of this deed and any transaction contemplated by it (including the Offers); and

(b) indemnifies GrainCorp against any liability arising from or in connection with any failure by it to comply with clause 14.1(a).

	14.2	Costs and expenses

Each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this deed and the proposed, attempted or actual implementation of the Transaction.

15	GST

(a)
If a party makes a supply under or in connection with this deed in respect of which GST is payable, the consideration for the supply but for the application of this clause 15(a) (GST exclusive consideration) is increased by an amount (additional GST amount) equal to the GST payable on the supply.

(b)
If a party must reimburse or indemnify another party for a loss, cost or expense, the amount to be reimbursed or indemnified is first reduced by the amount equal to any input tax credit the other party, or the representative member of the GST group of which the other party is a member, is entitled to with respect to the loss, cost or expense, and then increased in accordance with clause 15(a), if such amount is consideration for a taxable supply made under or in connection with this deed.

	(c)	A party need not make a payment of the additional GST amount until it receives a tax invoice or adjustment note (as appropriate) for the supply to which the payment relates.

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(d)	Terms or expressions used in this clause 15 which are not otherwise defined in this deed have the meaning given to them in the GST Law.

16	Notices
	(a)	A notice, consent, approval, waiver or other communication sent by a party under this deed (Notice) must be:

		(i)	in writing;

		(ii)	sent by an authorised representative of the sender; and

		(iii)	marked for the attention of the person named below,

and must be:

		(iv)	left at, or sent by prepaid ordinary post (or by airmail if posted to or from a place outside Australia) to, the address set out below;

		(v)	sent by fax to the number set out below; or

		(vi)	sent by email to the address set out below.

ADM

Attention:	Marschall I. Smith

Address:	Archer Daniels Midland Company, 4666 Faries Parkway, Decatur, IL 62526, United States of America

Fax:	+1 (217) 424 6196

Email:	marschall.smith@adm.com

with a copy (for information purposes only) to:

Attention:	Braddon Jolley	Richard Hall, Esq. Andrew R. Thompson, Esq.

Address:	Corrs Chambers Westgarth, Level 32, Governor Philip Tower, 1 Farrer Place, Sydney NSW 2000	Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019-7475

Fax:	+61 2 9210 6611	(212) 474-3700

Email:	braddon.jolley@corrs.com.au	rhall@cravath.com athompson@cravath.com

GrainCorp

Attention:	Andrew Horne, Company Secretary

Address:	Level 26, 175 Liverpool Street, Sydney, New South Wales, 2000

Fax:	+61 2 9325 9180

Email:	ahorne@graincorp.com.au

with a copy (for information purposes only) to:

Attention:	John Williamson-Noble | David Clee

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Address:	Gilbert + Tobin Lawyers, Level 37, 2 Park Street, Sydney, New South Wales, 2000

Fax:	+61 2 9263 4111

Email:	JWilliamson-Noble@gtlaw.com.au | DClee@gtlaw.com.au

(b)	Subject to clause 16(c), a Notice is taken to be received:

	(i)	if sent by delivery, when it is delivered;

	(ii)	if sent by post, three days after posting (or seven days after posting if sent from one country to another);

	(iii)	if sent by fax, at the time shown in the transmission report produced by the machine from which the fax was sent as the time the fax was sent in its entirety; or

	(iv)	if sent by email:

		(A)	when the sender receives an automated message confirming delivery; or

		(B)	four hours after the time sent (as recorded on the device from which the email was sent), provided that the sender does not receive an automated message that the email has not been delivered,

whichever happens first.

(c)	If a Notice is taken to be received under clause 16(b):

	(i)	before 9:00am on a Business Day, it will be taken to be received at 9:00am on that Business Day; or

	(ii)	after 5:00pm on a Business Day or on a non-Business Day, it will be taken to be received at 9:00am on the next Business Day.

17	General

	17.1	Cumulative rights
The rights, powers and remedies of a party under this deed are cumulative with the rights, powers or remedies provided by law independently of this deed.

	17.2	Waiver

(a)
Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this deed by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this deed.

(b) Any waiver or consent given by a party under this deed is only effective and binding on that party if it is given or confirmed in writing by that party.

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(c)	No waiver of a breach of any term of this deed operates as a waiver of another breach of that term or of a breach of any other term of this deed.

17.3	Variation

This deed may only be varied by a document signed by or on behalf of each of the parties.

17.4	Approvals and consents

A party may give or withhold its approval or consent conditionally or unconditionally in its discretion unless this deed states otherwise.  Any approval or consent required under this deed must be in writing.

17.5	Specific performance

The parties acknowledge that monetary damages alone would not be adequate compensation for a breach by any party of an obligation under this deed and that specific performance of that obligation is an appropriate remedy.

17.6	Entire agreement

This deed, the Confidentiality Deed and any other list, plan, letter or document referring or relating to matters contained in this deed, or the Confidentiality Deed, and which are signed or initialled by the parties on or before the date of this deed, constitute the entire agreement between the parties in relation to the subject matter of this deed and supersede any previous understandings or agreements between the parties concerning the subject matter of this deed, provided that this deed prevails to the extent of any inconsistency with the Confidentiality Deed.

17.7	Severability

If the whole or any part of a provision of this deed is void, unenforceable or illegal in a jurisdiction, it is severed for that jurisdiction.  The remainder of this deed has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected.  This clause 17.7 has no effect if the severance alters the basic nature of this deed or is contrary to public policy.

17.8	Further assurances

Each party must do all things and execute all further documents necessary to give full effect to this deed.

17.9	Counterparts

This deed may be executed in any number of counterparts and all those counterparts taken together will constitute one instrument.

17.10	Governing law and jurisdiction

(a)	This deed is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.

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17.11	Assignment

The rights and obligations of each party under this deed are personal.  They cannot be assigned, charged or otherwise dealt with, and no party may attempt or purport to do so, without the prior written consent of the other party.

17.12	No merger

The rights and obligations of the parties do not merge on completion of the Transaction.  They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

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Schedule 1 —
Dictionary

1	Dictionary

In this deed, the following definitions apply.

31 December Deadline has the meaning given in clause 6(a)(iv).

ACCC means the Australian Competition and Consumer Commission.

additional GST amount has the meaning given in clause 15(a).

ADM Australia means ADM Australia Holdings II Pty Ltd ACN 158 556 686.

ADM Group means, collectively, ADM and each of its Related Bodies Corporate.

ADM Indemnified Party means a director, officer, employee or adviser of a member of the ADM Group.

ADM Public Announcement means the announcement to be made by ADM in accordance with clause 3(a), in the form set out at Attachment B.

ADM Representations and Warranties means the representations and warranties set out in clause 10.1.

Agreed Bid Terms means the terms and conditions set out in Schedule 2.

Allied Mills Group means, collectively, Allied Mills Pty Limited ACN 000 008 739 and each of its Subsidiaries.

Announcement Date means the earlier of the date on which the ADM Public Announcement is made and the date on which the GrainCorp Public Announcement is made (or, if they are made on the same date, that date).

Applicable Month means a calendar month which is completed in its entirety between 30 September 2013 and the earliest of:

(a) the earliest date on which all of the Regulatory Conditions have been satisfied or waived;

(b) the date on which ADM terminates this deed as a result of any of the GrainCorp Directors publicly withdrawing or changing their Recommendation or publicly recommending a Competing Proposal; and

(c) the date on which a majority of the GrainCorp Directors publicly withdraw or change their Recommendation or publicly recommend a Competing Proposal.

To avoid doubt:

(d) without limiting paragraph (e), the earliest possible Applicable Month is October 2013; and

Schedule 1 - Dictionary│page│23

(e) for a calendar month to be an Applicable Month, each calendar day of that calendar month must be before the first to occur of the dates specified in paragraphs (a), (b) and (c) of this definition.

Applicable Period means, in respect of the Earnings Dividend, the period comprising each Applicable Month to which the Earnings Dividend relates.

ASIC means the Australian Securities and Investments Commission.

Associate has the meaning it has in section 12 of the Corporations Act as if subsection (1) of that section included a reference to this deed.

ASX means ASX Limited (ACN 008 624 691) or the financial market operated by it known as the Australian Securities Exchange (as the context requires).

ATO means the Australian Taxation Office.

Bid means an off-market takeover bid by ADM (acting through ADM Australia) for all the GrainCorp Shares which ADM Australia does not already own under Chapter 6 of the Corporations Act.

Bid Announcement Date means the date on which the Bid is announced by ADM.

Bidder’s Statement means the bidder’s statement to be prepared by ADM in connection with the Bid in accordance with Chapter 6 of the Corporations Act.

Business Day means a day on which retail banks are open for general business in each of Sydney, Australia and Illinois, USA, and excludes a Saturday, Sunday or public holiday in either of these places.

Capital Expenditures Plan means, except to the extent agreed between the parties, the document of that name initialled by both parties prior to execution of this deed.

Cargill means Cargill Australia Limited ACN 004 684 173.

Cargill Nominee means any director of any member of the Allied Mills Group who is not a nominee of the GrainCorp Group.

Change of Control will occur when each of the following has happened:

(a) the Offer has been declared or has become unconditional; and

(b) ADM Australia has acquired a Relevant Interest in more than 50% of the GrainCorp Shares.

Comparable Company means a company or group of companies in the same businesses within Australia or the other major jurisdictions in which the GrainCorp Group operates.

Competing Proposal means any expression of interest, proposal, offer or transaction which, if entered into or completed in accordance with its terms, would result in a Third Party:

(a) acquiring a Relevant Interest or such other legal or economic interest in 20% or more of the GrainCorp Shares;

Schedule 1 - Dictionary│page│24

(b) acquiring Control of or merging with GrainCorp; or

(c)
acquiring, becoming the holder of or having a right to acquire or to acquire an economic interest in all or a substantial part (including through a joint venture or similar arrangement) of the business of the GrainCorp Group.

Conditions means the conditions to the Offer set out in Schedule 2.

Confidentiality Deed means the Confidentiality Deed between GrainCorp and ADM dated 22 April 2013.

Control has the meaning given in section 50AA of the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Covenant Period means the period:

(a) commencing on the date of this deed; and

(b) ending on the first to occur of:

(i) termination of this deed in accordance with clause 2 or 12; and

(ii) the End Date.

Dictionary has the meaning given in clause 1.1(a).

Discloser has the meaning given in clause 5.2(e).

Dispose means, in relation to a GrainCorp Share, to sell, offer for sale, transfer, assign, swap, surrender, gift, create or allow to exist an option or trust over or otherwise deal with or dispose of that GrainCorp Share.

Due Diligence Access means the interviews and site visits specified in the Due Diligence Plan.

Due Diligence Commencement Date has the meaning given in clause 2(b).

Due Diligence Condition Period means the period starting at 5:00pm (Sydney time) on the Due Diligence Commencement Date and ending at the Termination Notice Deadline or such later date as is agreed in writing between the parties.

Due Diligence Information means:

(a) the Due Diligence Materials; and

(b) the information communicated to or ascertained by ADM or its Representatives during the Due Diligence Access.

Due Diligence Materials means the information listed in the Due Diligence Plan.

Due Diligence Plan means the document of that name initialled by both parties prior to execution of this deed.

Schedule 1 - Dictionary│page│25

Earnings Dividend means the dividend of the kind described in paragraph (b) of the definition of “Permitted Dividend”.

End Date means the time at which the Offer Period ends.

Exclusivity Period means the period commencing on the date of this deed and ending at the conclusion of the Covenant Period.

Financial Year means the period starting on 1 October in a particular calendar year and ending on 30 September in the next calendar year.

FATA has the meaning given in paragraph (b) of Condition 1.

Governmental Agency means any foreign or Australian government or governmental, semi-governmental, administrative, fiscal, statutory or judicial body, department, commission, authority, tribunal, agency or entity, or any minister of the Crown in right of the Commonwealth of Australia or any state, or any other federal, state, provincial, local or other government, whether foreign or Australian. It also includes any self-regulatory organisation established under statute or otherwise discharging substantially public or regulatory functions (including ASIC and the Takeovers Panel), and any stock exchange (including ASX and the New York Stock Exchange).

GrainCorp Board means the board of directors of GrainCorp from time to time.

GrainCorp Director means a director of GrainCorp.

GrainCorp Disclosure Letter means the disclosure letter from GrainCorp to ADM signed by both parties prior to the execution of this deed.

GrainCorp Employee Share Plans means:

(a) deferred equity plan;

(b) long term incentive plan;

(c) retention share plan;

(d) performance share rights plan;

(e) deferred employee share plan;

(f) non-executive directors share plan;

(g) gift plan; and

(h) any other plans of a like or similar kind,

with each such plan being a GrainCorp Employee Share Plan.

GrainCorp Group means, collectively, GrainCorp and each of its Related Bodies Corporate.

GrainCorp Indemnified Party means a director, officer, employee or adviser of a member of the GrainCorp Group.

Schedule 1 - Dictionary│page│26

GrainCorp Material Adverse Change means a diminution in the:

(a)	consolidated net assets of the GrainCorp Group by at least $125 million; or

(b)	the future recurring profit before income tax of the GrainCorp Group being reduced, or being reasonably likely to be reduced, by at least $25 million per year,

except that a GrainCorp Material Adverse Change shall not include any event, change, condition, matter or thing which:

(c)
was disclosed before the Bid Announcement Date by GrainCorp in a public filing with ASX or disclosed by GrainCorp to ADM or ADM Australia before the Bid Announcement Date, provided that any such disclosure was fairly disclosed (including, without limitation, in relation to the nature of the event, change, condition, matter or thing, as the case may be) and was not misleading or deceptive in any material respect;

(d)	is required or permitted by or contemplated in this deed or is otherwise consented to in writing by ADM or ADM Australia;

(e)
affects any industry in which the GrainCorp Group operates in a way that would not be reasonably expected to have a materially disproportionate effect on the GrainCorp Group relative to Comparable Companies;

(f)
is reasonably likely to have resulted from, been caused by or occurred in response to or in connection with the announcement of the Offer or the completion (or expected completion) of any transaction contemplated by the Offer; or

(g)	is, results from or is attributable to:

(i)
any adoption, implementation or change in applicable law or any interpretation of applicable law by any Regulatory Body that would not be reasonably expected to have a materially disproportionate effect on the GrainCorp Group relative to Comparable Companies;

(ii)
any change in global, national or regional political conditions (including the outbreak of war or hostilities, acts of terrorism and general civil unrest), Australian or international economic conditions, credit markets or capital markets or grain prices that would not be reasonably expected to have a materially disproportionate effect on the GrainCorp Group relative to Comparable Companies;

	(iii)	any change or movement in exchange rates;

	(iv)	any act of God, lightning, storm, flood, earthquake, cyclone, tidal wave or landslide;

	(v)	climatic or weather conditions in any region (or regions) in which the GrainCorp Group operates or does business;

	(vi)	mark to market movements in the commodities trading business carried on by the GrainCorp Group; or

(vii)
projects or the establishment of new businesses or new places of business by a competitor of the GrainCorp Group or the entry of a new entrant to any market in which the GrainCorp Group operates, but only to the extent that information in relation to that competitor’s action or new entrant’s entry has been announced, or disclosed in media, before the Bid Announcement Date.

Schedule 1 - Dictionary│page│27

If the consolidated assets of the GrainCorp Group are intentionally increased for the specific purpose of avoiding a breach of paragraph (a) of this condition, the $125 million threshold in that paragraph will be reduced by the amount of that intentional increase.

GrainCorp Public Announcement means the announcement to be made by GrainCorp in accordance with clause 3(a), in the form set out at Attachment A.

GrainCorp Share means a fully paid ordinary share in the capital of GrainCorp.

GrainCorp Share and Performance Rights means:

(a)
any rights granted under a GrainCorp Employee Share Plan which may entitle the holder to be issued (or otherwise acquire) GrainCorp Shares or to be paid a cash amount in lieu of being issued (or otherwise acquiring) GrainCorp Shares;

(b) any other rights granted by GrainCorp which may require GrainCorp to issue or transfer GrainCorp Shares or to pay a cash amount in lieu of issuing or transferring GrainCorp Shares; and

(c) any securities issued (or otherwise acquired) under a GrainCorp Employee Share Plan which are subject to vesting restrictions,

with each such right or security being a GrainCorp Share and Performance Right.

GrainCorp Shareholder means each person who is registered in the register of members of GrainCorp as the holder of one or more GrainCorp Shares from time to time.

GrainCorp Representations and Warranties means the representations and warranties set out in clause 10.2.

GST has the same meaning as given in the GST Law.

GST exclusive consideration has the meaning given in clause 15(a).

GST Law has the meaning given to it in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Implementation Deed means this document.

Independent Expert means the party appointed by GrainCorp to prepare the Independent Expert’s Report.

Independent Expert’s Report means the report to be prepared by the Independent Expert and included in the Target’s Statement.

Listing Rules means the official listing rules of ASX.

Nominated Representatives has the meaning given in clause 2(b).

Notice has the meaning given in clause 16(a).

Schedule 1 - Dictionary│page│28

Offer means the takeover offer by ADM (acting through ADM Australia) to acquire GrainCorp Shares under the Bid and Offers means each such offer made under the Bid.

Offer Period means the period the Offer is open for acceptance.

Outstanding Condition has the meaning given in clause 5.5(b).

Permitted Dividends means:

(a)
one or more dividends which are declared or determined by the GrainCorp Board on or after the Announcement Date and which, in aggregate, total up to $1.00 per Share (excluding the Earnings Dividend); and

(b) a dividend of an amount up to the Permitted Earnings Distribution, provided that only a single dividend under this paragraph (b) will be a Permitted Dividend,

with each such dividend being a Permitted Dividend.

Permitted Earnings Distribution means, in respect of the Applicable Period to which the Earnings Dividend relates, $0.035 per Applicable Month.

Prescribed Occurrence means any of the following:

(a) GrainCorp converts all or any of the Shares into a larger or smaller number of shares under section 254H of the Corporations Act;

(b) GrainCorp or a Subsidiary of GrainCorp resolves to reduce its share capital in any way;

(c) GrainCorp or a Subsidiary of GrainCorp:

(i) enters into a buyback agreement;

(ii) or resolves to approve the terms of a buyback agreement, under subsections 257C(1) or 257D(1) of the Corporations Act;

(d)
GrainCorp or a Subsidiary of GrainCorp issues shares or grants an option over its shares or agrees to make such an issue or grant such an option, excluding any such issue or grant (or agreement to do so) in accordance with, or satisfaction of, existing contractual entitlements at the Bid Announcement Date, pursuant to any GrainCorp Employee Share Plan or the vesting or exercise of any GrainCorp Share and Performance Right;

(e) GrainCorp or a Subsidiary of GrainCorp issues, or agrees to issue, convertible notes;

(f) GrainCorp or a Subsidiary of GrainCorp disposes, or agrees to dispose, of the whole, or a substantial part, of its business or property;

(g) GrainCorp or a Subsidiary of GrainCorp charges, or agrees to charge, the whole, or a substantial part, of its business or property;

(h)
GrainCorp or a Subsidiary of GrainCorp resolves to be wound up, excluding, in the case of a Subsidiary of GrainCorp, a winding up in the ordinary course of business, including for the purposes of a solvent restructure of the GrainCorp Group;

Schedule 1 - Dictionary│page│29

(i) a liquidator or provisional liquidator of GrainCorp or of a Subsidiary of GrainCorp is appointed;

(j) the court makes an order for the winding up of GrainCorp or of a Subsidiary of GrainCorp;

(k) an administrator of GrainCorp or of a Subsidiary of GrainCorp is appointed under section 436A, 436B or 436C of the Corporations Act;

(l) GrainCorp or a Subsidiary of GrainCorp executes a deed of company arrangement; or

(m) a receiver, or a receiver and manager is appointed in relation to the whole, or a substantial part, of the property of GrainCorp or of a Subsidiary of GrainCorp.

Prescribed Occurrences Condition means Condition 4.

Recommendation has the meaning given in clause 6(a)(i).

Recipient has the meaning given in clause 5.2(e).

Register Date means the date set by ADM Australia under section 633(2) of the Corporations Act.

Regulatory Approval Condition means Condition 7.

Regulatory Body means any Australian or foreign government or a governmental, semi-governmental fiscal, regulatory or judicial body, department, commission, entity or authority. It includes, without limitation, a self-regulatory organisation established under statute or a stock exchange, ASIC, ASX and the ATO, but excludes the ACCC, FIRB and any other competition or foreign investment agencies around the world, and also excludes any industry regulatory agencies in any jurisdiction.

Regulatory Conditions means Conditions 1, 2 and 7.

Regulatory Matter means any action taken or proposed by, or any enquiries made by, a Governmental Agency in connection with the Transaction.

Related Body Corporate has the meaning given in section 50 of the Corporations Act.

Relevant Financial Year has the meaning given in clause 7.1(d)(iv).

Relevant Interest has the meaning given in sections 608 and 609 of the Corporations Act.

Representative of a person means an employee, agent, officer, director, adviser or financier of the person and, in the case of advisers and financiers, includes employees, officers and agents of the adviser or financier (as applicable).

Representation and Warranty means, as applicable, an ADM Representation and Warranty or a GrainCorp Representation and Warranty, and Representations and Warranties means all of them.

Required Regulatory Approvals has the meaning given in clause 5.2(a).

Schedule 1 - Dictionary│page│30

Sensitive Confidential Information has the meaning given in clause 5.2(e).

Subsidiary has the meaning given in section 9 of the Corporations Act.

Superior Proposal means a bona fide, written Competing Proposal (with the percentage set forth in the definition of such term changed from 20% to 50%) which the GrainCorp Board considers, acting in good faith and after taking advice from GrainCorp’s legal and financial advisers, would, if implemented in accordance with its terms, result in a more favourable outcome for GrainCorp Shareholders than would result from implementation of the Transaction.

Takeovers Panel means the Takeovers Panel constituted under the Australian Securities and Investments Commission Act 2001 (Cth).

Target’s Statement means the target’s statement to be issued by GrainCorp under section 638 of the Corporations Act in response to the Bid.

Termination Notice means the notice which may be given to GrainCorp by ADM in the circumstances contemplated in clause 2(d).

Termination Notice Deadline means 5:00pm on the date that is seven days after the Due Diligence Commencement Date.

Third Party means a person other than ADM or an Associate of ADM.

Transaction means the acquisition by ADM (acting through ADM Australia) of all the GrainCorp Shares which ADM Australia does not already own under the Bid.

Treasurer has the meaning given in paragraph (a) of Condition 1.

USA means the United States of America.

2	Interpretation

In this deed, the following rules of interpretation apply unless the contrary intention appears.

(a)	Headings are for convenience only and do not affect the interpretation of this deed.

(b)	The singular includes the plural and vice versa.

(c)	Words that are gender neutral or gender specific include each gender.

(d)	Where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings.

(e)	The words “include”, “including”, “such as”, “to avoid doubt” and similar expressions are not words of limitation and do not limit what else might be included.

(f)	A reference to:

(i)
a person includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate or entity (as that term is defined in section 64A of the Corporations Act);

Schedule 1 - Dictionary│page│31

	(ii)	a thing (including a chose in action or other right) includes a part of that thing;

	(iii)	a party includes its successors;

	(iv)	a document includes all amendments or supplements to that document;

	(v)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or a party, schedule or attachment to, this deed (as applicable);

	(vi)	this deed includes all schedules and attachments to it;

(vii)
a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity or a Listing Rule and is a reference to that law as amended, consolidated or replaced;

	(viii)	a time period includes the date referred to as that on which the period begins and the date referred to as that on which the period ends; and

	(ix)	a monetary amount is in Australian dollars;

(g)	When the day on which something must be done is not a Business Day, that thing must be done on the following Business Day.

(h)	In determining the time of day, where relevant to this deed, the time of day is:

(i)	for the purposes of receiving Notice, the time of day where the party receiving Notice is located; or

(ii)	for any other purpose under this deed, the time of day in Sydney, Australia.

(i)	No rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it.

Schedule 1 - Dictionary│page│32

Schedule 2 –
Agreed Bid Terms

Consideration

The consideration offered under the Bid will be $12.20 for each GrainCorp Share.

The consideration will not be reduced by the amount of any Permitted Dividend or by the value of any franking credits attaching to any such dividend.

Conditions

The Offer will be made subject to the conditions set out below.

1	Foreign Investment Review Board approval

Before the end of the Offer Period, one of the following occurs:

(a)
the Treasurer of the Commonwealth of Australia (Treasurer) (or his delegate) gives ADM Australia notice in writing to the effect that there are no objections to the acquisition of GrainCorp Shares under the Offer in terms of the Federal Government's foreign investment policy, and such notice is given on an unconditional basis;

(b)
no order is made in relation to the acquisition of GrainCorp Shares under the Offer under section 22 of the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA) within a period of 40 days after ADM Australia has notified the Treasurer that it proposes to acquire GrainCorp Shares under the Offer, and no notice is given by the Treasurer to ADM Australia during that period to the effect that there are any objections of a kind referred to in paragraph (a); or

(c)
where an order is made under section 22 of the FATA, a period of 90 days has expired after the order comes into operation and no notice is given by the Treasurer to ADM Australia during that period to the effect that there are any objections of a kind referred to in paragraph (a).

2	ACCC

Before the end of the Offer Period, none of the following events happening:

	(a)	the ACCC having given notice in writing to ADM Australia or GrainCorp that it has decided to oppose the acquisition of GrainCorp Shares under the Offer;

	(b)	the ACCC notifying ADM Australia or GrainCorp that it will not approve the acquisition of GrainCorp Shares under the Offer unless ADM Australia agrees to conditions or undertakings;

	(c)	the ACCC taking action, or giving notice to ADM Australia or GrainCorp in writing of its intention to take action, to prevent or restrain the acquisition of GrainCorp Shares under the Offer; or

Schedule 2│page│33

(d) the ACCC commencing legal proceedings seeking orders to prevent or restrain the acquisition of GrainCorp Shares under the Offer.

3	Minimum acceptance condition

During the Offer Period, ADM Australia has received acceptances under the Offer that give ADM Australia a Relevant Interest in at least 50.1 % of all GrainCorp Shares in the capital of GrainCorp (on a fully diluted basis).

4	No Prescribed Occurrences

Between the Bid Announcement Date and the date that is the third business day after the end of the Offer Period (each inclusive), no Prescribed Occurrence happens.

5	No GrainCorp Material Adverse Change

Between the Bid Announcement Date and the end of the Offer Period (each inclusive), none of the following occurs:

(a) an act, omission, event, change, condition, matter or thing occurs, or it is announced that it will occur; or

(b) information concerning any act, omission, event, change, condition, matter or thing becomes known to ADM Australia (whether or not the information also becomes public),

which, individually or when aggregated with all other such acts, omissions, events, changes, conditions, matters or things of a like kind arising from the same or substantially similar facts or circumstances, has resulted in, or could reasonably be expected to result in, a GrainCorp Material Adverse Change.

6	Breach of Implementation Deed

Between the Bid Announcement Date and the end of the Offer Period (each inclusive), GrainCorp does not breach clause 7 of the Implementation Deed.

7	Regulatory approvals

To the extent that the acquisition of GrainCorp Shares under the Offer requires compliance with competition, foreign investment or other industry regulatory laws in any relevant jurisdiction without which completion of that acquisition would be unlawful or otherwise prohibited or restricted, before the end of the Offer Period:

(a) all relevant agencies grant unconditional clearance or approval;

(b) any applicable waiting periods expire; or

(c)
where the acquisition of GrainCorp Shares under the Offer is prohibited prior to compliance with notification requirements but is permitted prior to clearance or approval being granted, a complete notification is submitted to the relevant agency or agencies.

Schedule 2│page│34

8	No regulatory actions

Between the Bid Announcement Date and the end of the Offer Period (each inclusive):

(a) there is not in effect any preliminary or final decision, order or decree issued by a Regulatory Body; and

(b) no inquiry, action or investigation is instituted or threatened by any Regulatory Body,

in consequence of or in connection with the Offer (other than an application to, or a decision or order of, ASIC or the Takeovers Panel in exercise of the powers and discretions conferred by the Corporations Act) which restrains, prohibits or impedes, or is likely to restrain, prohibit or impede, or materially adversely impacts upon (or is reasonably likely to restrain, prohibit, impede or materially adversely impact upon), the making of the Offer or the completion of the Bid or requires (or is reasonably likely to require) the divesture by ADM of any GrainCorp Shares, or the divestiture of any material assets of the GrainCorp Group following the close of the Bid.

9	Rights under agreements and instruments

Between the Bid Announcement Date and the end of the Offer Period (each inclusive), no person, as a result (directly or indirectly) of the acquisition or proposed acquisition of GrainCorp Shares by ADM Australia, is or becomes entitled to exercise (and has not waived that right without requiring payment or a change of the terms of the relevant agreement or instrument), exercises or validly states an intention to exercise any rights under any provision of any material agreement or other material instrument to which GrainCorp or any Related Body Corporate of GrainCorp is a party and which results, or is reasonably likely to result in:

(a)
in aggregate with all such agreements or instruments, monies borrowed by GrainCorp or any Related Body Corporate of GrainCorp of an amount which is material in the context of GrainCorp and its Related Bodies Corporate as a whole being or becoming repayable or being capable of being declared repayable immediately or earlier than the repayment date stated in such agreement or instrument;

(b)
any such agreement or other instrument being terminated or modified or any action being taken or arising under such agreement or instrument (including the acceleration of the performance of obligations under such agreement or instrument) which, in aggregate with all such agreements or instruments, is material in the context of GrainCorp and its Related Bodies Corporate as a whole; or

(c)
the interest of GrainCorp or any Related Body Corporate of GrainCorp in any firm, joint venture, trust, corporation or other entity (or any arrangements relating to such interest) being terminated, modified or required to be transferred, redeemed or disposed of and which, in aggregate with all interests the subject of such agreements or instruments, is material in the context of GrainCorp and its Related Bodies Corporate as a whole, other than in relation to any agreements and instruments:

(d) previously disclosed before the Bid Announcement Date by GrainCorp in a public filing with the ASX;

Schedule 2│page│35

	(e)	disclosed by GrainCorp to ADM in writing before the Bid Announcement Date;

	(f)	disclosed by GrainCorp to ADM before the parties enter into the Implementation Deed; or

	(g)	disclosed by GrainCorp to ADM pursuant to the Implementation Deed prior to the expiration of the Termination Notice Deadline (as defined in the Implementation Deed),

provided that the relevant portion of such agreement or instrument was fairly disclosed (including, without limitation, in relation to the nature of the repayment, agreement or instrument) and was not misleading or deceptive in any material respect.

10	No distributions

Between the Bid Announcement Date and the end of the Offer Period (each inclusive), neither GrainCorp nor any Related Body Corporate of GrainCorp declares or pays a distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie), other than:

	(a)	any Permitted Dividend; and

	(b)	a distribution by a member of the GrainCorp Group where such distribution is made to another wholly owned member of the GrainCorp Group.

11	GrainCorp Share and Performance Rights

	(a)	Between the Bid Announcement Date and the end of the Offer Period (each inclusive), no GrainCorp Share and Performance Rights are granted or issued, except as permitted by the Implementation Deed.

(b)
Before the end of the Offer Period, all GrainCorp Share and Performance Rights in existence as at the Bid Announcement Date that could result in the issue of GrainCorp Shares have been converted into GrainCorp Shares or cancelled or are the subject of cancellation agreements.

Schedule 2│page│36

Schedule 3 —
GrainCorp securities

Number of GrainCorp Shares on issue	Number of GrainCorp Shares referable to GrainCorp Share and Performance Rights

228,855,628	●	Long term incentive plan – 491,493 (216,042 GrainCorp Share and Performance Rights scheduled to vest on 30 Sep 2013 and 275,451 GrainCorp Share and Performance Rights scheduled to vest on 30 Sep 2014

	●	Deferred equity plan – 241,061 (241,061 GrainCorp Share and Performance Rights scheduled to vest on 30 Sep 2013)

	●	Retention share plan – 171,903 (171,903 GrainCorp Share and Performance Rights scheduled to vest on 30 Sep 2013)

	●	Deferred employee share plan – 15,613 (15,613 GrainCorp Share and Performance Rights have vested)

	●	Non-executive directors share plan – 25,136 (25,136 GrainCorp Share and Performance Rights have vested)

	●	Gift plan – 3,376 (3,376 GrainCorp Share and Performance Rights have vested)

	●	Performance share rights plan – 0

Schedule 3│page│37

Execution page

Executed as a deed.

Signed, sealed and delivered by Archer Daniels Midland Company: /s/ Joseph D. Taets
Signature of authorised officer Joseph D. Taets
Name of authorised officer (print)

Signed, sealed and delivered by GrainCorp Limited: /s/ Alison Watkins	/s/ Andrew Horne
Signature of director Alison Watkins	Signature of company secretary Andrew Horne
Name of director (print)	Name of company secretary

Attachment A
GrainCorp Public Announcement

NEWS RELEASE GrainCorp Limited (ASX: GNC)
26 April 2013

Conditional agreement with Archer Daniels Midland Company (“ADM”)
that may lead to a takeover offer resulting in total value to shareholders of $13.20 per share (inclusive of dividends totalling $1.00)

GrainCorp Limited (“GrainCorp”) advises that it has entered into a takeover bid implementation deed (“Implementation Deed”) with ADM under which ADM, subject to the satisfactory completion of limited confirmatory due diligence, will make an off-market takeover offer to acquire all the outstanding shares in GrainCorp not already held by ADM (“ADM Offer”).

If the ADM Offer proceeds, shareholders will receive $13.20 per share, comprising a cash payment of $12.20 per share under the ADM Offer and a dividend of $1.00 per share1. The dividend is expected to be fully franked, providing up to an additional $0.43 per share for those shareholders who can capture the full benefit from franking on the GrainCorp dividend. In the event regulatory approvals are not achieved by 1 October 2013 an additional fully franked dividend of 3.5 cents per share will be payable for each full month for the period between 1 October 2013 and the date the regulatory conditions have been satisfied or waived, subject to GrainCorp being profitable over that relevant period. Shareholders have also received a fully franked dividend of $0.35 per share since ADM’s initial approach was first announced on 22 October 2012.

If the ADM Offer proceeds, each GrainCorp Director has indicated that they would recommend the ADM Offer subject to:

●	there being no superior proposal;
●	an independent expert determining that the ADM Offer is fair and reasonable; and
●	the regulatory conditions being satisfied or waived by 31 December 2013.

__________________
1 Relates to dividends declared or determined by the Geelong Board on or after the date of this announcement.

Implementation Deed

Under the Implementation Deed, GrainCorp has permitted ADM to undertake a limited scope of confirmatory due diligence from 25 April 2013 to 2 May 2013. Subject to satisfactory completion of this due diligence on or before 2 May 2013, ADM will make a takeover offer on the terms described below.

Under the Implementation Deed, if ADM satisfactorily completes its limited due diligence, shareholders will receive $13.20 per share, comprising a cash payment of $12.20 per share under the ADM Offer and dividends totalling $1.00 per share.

The $13.20 payable to shareholders would represent a premium to the trading price of GrainCorp’s shares as indicated below:

●	49% to the closing share price of $8.85 on 18 October 2012, the last trading day prior to ADM’s initial proposal;
●	48% to the 1 month volume weighted average price to 18 October 2012 of $8.90; and
●	44% to the 3 month volume weighted average price to 18 October 2012 of $9.14.

If the ADM Offer is successfully completed, the total payments GrainCorp shareholders will receive from the time of ADM’s initial approach in October 2012 is $13.55 per share (a 15% increase on ADM’s initial proposal) plus up to an additional $0.58 per share for those shareholders who can capture the full benefit from franking on the GrainCorp dividends.

Key conditions to the ADM Offer include:

●	50.1% minimum acceptance;
●	Regulatory approvals, including approval of the Foreign Investment Review Board and The Ministry of Commerce of the Government of the People’s Republic of China;
●	No prescribed occurrences and various other standard restrictions for offers of this nature on the conduct of GrainCorp’s business during the ADM Offer period; and
●	No material adverse change in respect of GrainCorp during the ADM Offer period.

GrainCorp has agreed to certain exclusivity restrictions that prohibit it from soliciting, inviting or initiating any competing proposals and require GrainCorp to give ADM two days to match a superior proposal.

A complete copy of the Implementation Deed, which includes further details of the confirmatory due diligence process, will be lodged separately.

Chairman’s comment

GrainCorp Chairman, Don Taylor, said:

“The GrainCorp Board believes that the ADM Offer highlights the strategic value of our business and unique assets, the program of strategic initiatives being undertaken and GrainCorp’s enviable proximity to the fast growing Asian markets.

“GrainCorp will work with ADM to ensure that ADM’s confirmatory due diligence requirements can be satisfied, following which a takeover offer would be made on the terms agreed.

“Assuming this is achieved, the GrainCorp Board of Directors intends to unanimously recommend the ADM Offer subject to there being no superior proposal, an independent expert determining that the ADM Offer is fair and reasonable and the relevant regulatory approvals being satisfied or waived by 31 December 2013.”

GrainCorp will keep shareholders informed of any material developments and the GrainCorp Board notes that shareholders do not need to do anything at this stage.

Credit Suisse and Greenhill are acting as financial advisers and Gilbert+Tobin is acting as legal adviser.

FOR FURTHER INFORMATION

MEDIA: Angus Trigg Director, Government & Media Relations +61 2 9325 9132 +61 413 946 708 atrigg@graincorp.com.au	INVESTORS: David Akers Investor Relations Manager +61 2 9266 9217 +61 412 944 577 dakers@graincorp.com.au

ABOUT GRAINCORP

GrainCorp is Australia’s leading agribusiness, with integrated “end-to-end” grain handling and processing infrastructure in Australia and overseas. By connecting local and global consumers to grain growers, GrainCorp plays an important role in the grain supply chain for the supply of wheat and flour, barley and malt and canola and edible oils. The company:

●	Handles ~75% of eastern Australia’s annual grain production through direct receivals at either our country sites or port terminals;

●	Handles ~90% of eastern Australia’s bulk grain exports;

●	Markets ~35% of eastern Australia’s grain to overseas consumers and 25% to domestic consumers, and has a growing international grain marketing platform with a presence in the UK, Europe, Canada and Asia;

●	Produces ~35% of Australia’s malt and is the world’s 4th largest commercial maltster with international operations in Canada, the USA, the UK and Germany;

●	Produces ~40% of Australia’s crude canola oil and refined edible oils, and is a leading edible oil refiner in New Zealand;

●	Imports and exports ~40% of Australasia’s edible oil through 12 bulk liquid terminals;

●	Produces ~35% of Australia’s flour (through 60% interest in Allied Mills).

ABOUT ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 460 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 140 countries. For more information about ADM and its products, visit www.adm.com.ADM currently owns 19.8% of GrainCorp’s issued shares.

Attachment B
ADM Public Announcement

Archer Daniels Midland Company
4666 Faries Parkway
Decatur, Ill. 62526

ADM and GrainCorp Sign Takeover Bid Implementation Deed

SYDNEY, April 26, 2013—Archer Daniels Midland Company (NYSE: ADM) announced today that it has signed a takeover bid implementation deed with GrainCorp Limited (ASX: GNC) and begun due diligence on GrainCorp. Subject to the satisfactory completion of this due diligence, ADM has agreed to make a cash offer, which would be unanimously recommended by the GrainCorp board, to acquire the company for A$12.20 per share (the “potential offer”). Under the terms of the bid implementation deed, GrainCorp will pay to its shareholders dividends out of current and retained earnings of the business prior to the transaction close.

“We are pleased to have reached agreement with GrainCorp to conduct due diligence and, subject to that due diligence, put a recommended offer before GrainCorp’s shareholders,” said ADM Chairman and CEO Patricia Woertz. “We anticipate that the offer will be cash accretive in the first full year and will meet our key financial objectives.

“GrainCorp is a leader in the Australian agribusiness sector. Should the offer proceed, the addition of GrainCorp to our global network would fit our strategy and help to further connect Australia’s growers with growing global demand for crops and food, particularly in Asia and the Middle East. ADM and GrainCorp have complementary geographies with little overlap and highly compatible cultures. We look forward to working with the GrainCorp team and Australian growers to build on their history of success.”

The agreement permits ADM to undertake due diligence on GrainCorp for a seven-day period. Subject to the satisfactory completion of this due diligence, ADM will announce whether the potential offer will proceed or the agreement will be terminated. The announcement will occur prior to the completion of ADM’s first-quarter earnings call, which has been rescheduled to begin May 1, 2013, at 5 p.m. Central U.S. Time (May 2, 2013, at 8 a.m. Australian Eastern Standard Time).

Should the potential offer proceed, ADM would announce a takeover bid to GrainCorp shareholders. GrainCorp has advised that such an offer would be unanimously recommended by the GrainCorp board, subject to there being no superior proposal, an independent expert confirming that the offer is fair and reasonable, and the regulatory conditions for the acquisition being satisfied or waived by Dec. 31, 2013.

If the potential offer proceeds, GrainCorp would pay to its shareholders, prior to the completion of the transaction, dividends totaling A$1.00 per share. If the regulatory conditions are not achieved by Oct. 1, 2013, GrainCorp will pay an additional dividend of A3.5 cents per share for each full month between Oct. 1, 2013, and the satisfaction or waiver of the regulatory conditions, subject to GrainCorp being profitable over that period.

The potential offer would imply an aggregate transaction value of A$3.4 billion, including GrainCorp’s net debt. The transaction value reflects the weighted average cost of acquiring the initial 19.8 percent stake in GrainCorp at an average of A$11.24 per share and the outstanding shares of GrainCorp at A$12.20 per share. The transaction is expected to be cash accretive in the first full year and to meet ADM’s key financial objectives. Following successful completion of the due diligence process, ADM would provide additional details.

The offer would be subject to the conditions set out in the takeover bid implementation deed, viewable at www.adm.com, which include that ADM receives minimum acceptances of 50.1 percent. ADM presently owns 19.8 percent of GrainCorp’s shares.

Barclays and Citi are acting as financial advisors. Corrs Chambers Westgarth and Cravath, Swaine & Moore LLP are acting as legal advisors.

Forward-Looking Information

This news release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including, without limitation, with respect to any potential acquisition by ADM of all or any portion of GrainCorp. There can be no certainty that any discussions will result in a transaction or the entry into a definitive agreement. These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks are described in detail in the ADM Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2012, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to ADM, and ADM assumes no obligation to update any such forward-looking statements.

Cautionary Statement

The potential offer described herein has not yet been announced or commenced, and this material is neither an offer to purchase nor a solicitation of an offer to sell shares of GrainCorp. If the offer described herein is announced or commenced, ADM will in due course file a Bidder’s Statement and GrainCorp will file a Target’s Statement with the Australian Securities Exchange (the “ASX”).

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 460 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 140 countries. For more information about ADM and its products, visit www.adm.com.

About GrainCorp

GrainCorp is Australia’s leading agribusiness, with integrated “end-to-end” grain handling and processing infrastructure in Australia and overseas. By connecting local and global consumers to grain growers, GrainCorp plays an important role in the grain supply chain for the supply of wheat and flour, barley and malt and canola and edible oils. The company:

●	Handles ~75 percent of eastern Australia’s annual grain production through direct receivals at either country sites or port terminals;
●	Handles ~90 percent of eastern Australia’s bulk grain exports;
●
Markets ~35 percent of eastern Australia’s grain to overseas consumers and 25 percent to domestic consumers, and has a growing international grain marketing platform with a presence in the UK, Europe, Canada and Asia;

●	Produces ~35 percent of Australia’s malt and is the world’s 4th largest commercial maltster with international operations in Canada, the USA, the UK and Germany;
●	Produces ~40 percent of Australia’s crude canola oil and refined edible oils, and is a leading edible oil refiner in New Zealand;
●	Imports and exports ~40 percent of Australasia’s edible oil through 12 bulk liquid terminals;
●	Produces ~35 percent of Australia’s flour (through 60 percent interest in Allied Mills).

Archer Daniels Midland Company

Media Relations
David Weintraub
media@adm.com
217-424-5413

Investor Relations
Ruth Ann Wisener
217-451-8286